UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2007

PROLINK HOLDINGS CORP.
 (Exact name of registrant as specified in its charter)

Delaware	0-25007	30-0280392
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 South Benson Lane, Chandler, AZ	85224
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 961-8800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 25, 2007, the Registrant entered into a Media Representation Agreement in which ABC National Television Sales, Inc. (“ABC”) has agreed to exclusively represent Registrant in the areas of advertising sales to the golf industry. Under the agreement, ABC will provide advertising sales representation for video display monitors (“Monitors”) on golf carts that are a part of the Registrants golf management systems located at golf courses throughout the United States. The Registrant believes that ABC’s extensive sales force and relationships with the advertising community, will enable it to reach a broader advertising base than it currently serves. The Agreement provides that ABC will also be the exclusive advertising sales representative for ProLink in the United States with respect to all advertisements placed on the Monitors. ABC will receive commissions on Net Sales (defined as the gross revenues actually collected by ABC from the sale of advertisements on the Monitors less advertising agency commissions or other third part expenses) depending on various factors including timing of the advertising contract, identity of advertiser and the type of advertiser. ABC will be responsible for all costs associated with its selling efforts and will provide all invoicing, collection and inventory tracking functions, among other things. The Term of the agreement is four years with rights of termination following proper termination procedures.

The Registrant will file the agreement with its quarterly report on Form 10-QSB for the third quarter of 2007 and will request confidential treatment for certain provisions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 28, 2007	PROLINK HOLDINGS CORP.

	By:	/s/ Lawrence D. Bain
	Name:	Lawrence D. Bain
	Title:	Chief Executive Officer